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                                                                   EXHIBIT 10.32

                        [LETTERHEAD OF DIGITAL INSIGHT]

February 1, 2001


Elizabeth Murray
7914 Campion Drive
Los Angeles, California 90045


Dear Elizabeth:

I am very pleased to offer you a position with Digital Insight Corporation (the "Company") as its Executive Vice President, and Chief Financial Officer. In this capacity you will report to John Dorman, Chairman and Chief Executive Officer.

You will be classified as an exempt, full time employee and receive an annual salary of $250,000, which will be paid in accordance with the Company's normal pay procedures. Additionally, you will be eligible to participate in the Company's executive management incentive program with targeted cash bonus compensation equal to 50% of your annual salary subject to the terms and conditions of the Program. You will be eligible to participate in this program for fiscal year 2002 with no pro-ration. The amount of the bonus award is subject to the sole discretion of the Company Board of Directors, based upon performance targets for you and/or the Company. Also, Digital Insight will provide you with a sign-on bonus of $75,000 to be paid with the first full payroll cycle following you date of hire.

Subject to Board approval, you will be granted a stock option to purchase 225,000 shares of Digital Insight Common Stock. The exercise price will be the fair market value on your date of hire, which is equal to the Nasdaq closing price of our stock on the previous trading day. You will also receive future stock option grants commensurate with other senior executives of the company. The shares underlying the option will vest over a 48-month period with 25% vesting 12 months after your date of hire and 1/48th of the total grant vesting monthly thereafter. The stock option is subject to the terms and conditions of our stock option plan ("Option Plan") and will be documented separately by our standard stock option agreement ("Option Agreement"). In the event of a "Change in Control" of the Company, 50% of the remaining unvested shares underlying your option and any future options granted by the Company as of that date will be immediately vested. As used in this offer, a "Change in Control" shall mean any of the following transactions to which the Company is a party:


(i) a merger or consolidation in which the Company is not the surviving entity, except for (A) a transaction the principal purpose of which is to change the state of the Company's incorporation, or (B) a transaction in which the Company's stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;


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 (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company's stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

(iii) any reverse merger in which the Company is the surviving entity but in which the Company's stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction.

You will be eligible to receive Company benefits enjoyed by all Digital Insight employees and senior executives in accordance with the eligibility terms and conditions of these programs. As an executive officer of the Company you will exempt from the normal limits on paid time off that are defined in the Employee Handbook, and the Company will not accrue paid time off for you. It is expected that you will take paid time off as needed and at your discretion, subject only to the approval of the Chairman and Chief Executive Officer. Participation in the Company's AXIS.ABLE Flex Benefits program will be effective the 1st of the month following 30 days of employment. These programs will be reviewed with you in detail during your new hire orientation.

As a condition of your employment with Digital Insight, you will be required to sign an employee Nondisclosure Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company and non-disclosure of proprietary information. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. As an employee of the Company, you will also be expected to abide by other Company rules, regulations and policies and acknowledge in writing that you have read the Company's Employee Handbook (once it has been made available to you). Employment is also conditioned upon satisfactory results on a background investigation. The background investigation will include the following checks: 5 years employment verification, criminal background, department of motor vehicles driving record, professional references, education verification and a credit report.

For purposes of federal immigration law, you will be required to provide proof of eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You shall be indemnified by the Company against liability as an officer of the Company and any affiliate to the maximum extent permitted by applicable law and Company by-laws. This indemnification shall continue so long as you may be subject to such liability.

For clarification and the protection of both you and the Company, this letter represents the sole agreement between you and Digital Insight. It constitutes and expresses the entire

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agreement regarding your employment. Any previous promises, representations or understanding relative to any terms and conditions are not to be considered as part of this offer unless expressed here in writing. It is understood that employment is at the mutual consent of the employee and the Company. Accordingly, either the employee or the Company can terminate the employment relationship at will, at any time, with or without cause or advance notice, and without further obligation.

If your employment with the Company is terminated without Cause after three months but before twelve months of employment, the Company will provide salary and benefits continuation for a period of six (6) months following the termination date, ending no earlier than the one year anniversary of your date of hire.

For purposes of the foregoing provisions of this letter, the term "Cause" shall mean: (i) the conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company which adversely affects the Company in a material way; (iii) willful breach of the Company's rules, regulations and policies which adversely affects the Company in a material and demonstrable way; (iv) intentionally causing material damage to the Company's property or business; (v) conduct which constitutes gross insubordination; or (vi) habitual gross neglect of duties; provided that the action or conduct described in clauses (iii), (v) and (vi) above will constitute "Cause" only if such action or conduct continues after the Company has provided Employee with written notice thereof and a reasonable opportunity (to be not less than 30 days nor more than 90 days) to cure the same. For the above purposes, a termination by the Company without Cause includes a termination of employment by you within 60 days following notice to you of: (a) the assignment by the Company of any duties to you which are inconsistent with, or reflecting a materially adverse change in, your position, duties, responsibilities, reporting relationships, base salary, compensation, or status with the Company, (b) any required relocation greater than 50 miles from the Company's home office in Calabasas, or (c) any material breach of this letter agreement by the Company.

This letter may not be modified or amended except by a written agreement, signed either by (a) you and the President and Chief Operating Officer of the Company, or (b) you and the Chief Executive Officer of the Company.

To accept this offer, please sign and date this letter in the space provided below and return it to me. As you know Digital Insight is a growing Company with a bright future. I am delighted to extend this offer to you, and look forward to working with you at Digital Insight.

Best regards,                            Acceptance:


                                          /s/ ELIZABETH MURRAY
Dale Walker                              -----------------------
President & Chief Operating Officer
                                         Date: February 10, 2002
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